Exhibit 10.2 [*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended. FDP Research Subaward Agreement Amendment Number (5) Pass-Through Entity (PTE) Subrecipient Yale University Entity Name Miragen Therapeutics, Inc. gcat5@yale.edu Email Address jleverone@miragenrx.com [*], MD Principal Investigator Rusty Montgomery, MD Project Title: Mir-29 mimicry as a therapy for pulmonary fibrosis PTE Federal Award No: Federal Awarding Agency: 5UH3HL 123886-04 National Heart, Lung, and Blood Institute Subaward Revised Period of Performance: Amount Funded This Action: Subaward No: Start Date: Jul 1, 2017 End Date: Jun 30, 2018 $ [*] GR100301 (CON-80000904) 2017 Effective Date of Amendment: Total Amount of Federal Funds Obligated to Date: Subject to FFATA: Automatic Carryover: May 17, 2018 $ [*]  Yes  No  Yes  No Amendment(s) to Original Terms and Conditions This Amendment revises the above-referenced Research Subaward Agreement as follows: This is a No Cost Extension. The Period of Performance is hereby extended through: Year to is hereby added to the Subaward Period of Performance, which is revised to be consistent with the Subaward Period of Performance Start and End Date above. The total amount authorized for Year is as follows: Direct Costs: Indirect Cost Rate: 0.00% Indirect Costs: Total Costs: The PTE hereby affirms the budget was not cut or was cut by less than 10% from the proposed budget for the current period. If carryover is not automatic (No selected above), the Total Amount of Federal Funds Obligated stated above may not reflect the actual balance available. The Subrecipient is responsible for tracking unobligated balances and subsequent carryover approvals from prior budget periods. In the event that funding was not fully expended by the Subrecipient during the prior period, the authorized amount for the prior period is hereby reduced to equal the Subrecipient’s final invoice. Submit carryover requests in writing to PTE’s Administrative Contact.  Carryover from year 3 to the current period is hereby authorized as follows: Direct Costs: $ [*] Indirect Cost Rate: [*]% Indirect Costs: $ [*] Total Costs: $ [*]  Additional funds in the amount of $ [*] are hereby authorized for the current period. Direct Costs: $ [*] Indirect Costs: $ [*] Indirect Cost Rate: [*]% Total Costs: $ [*] A detailed budget is included on the following page(s) and incorporated as Appendix A to this Amendment. The Scope of Work remains unchanged. If there is a change in scope, the PTE must issue a bilateral modification. For clarity: all amounts stated in this amendment are in United States Dollars. All other terms and conditions of this Subaward Agreement remain in full force and effect. By an Authorized Official of PTE: The Subrecipient is not required to countersign this amendment. Unilateral acceptance of this modification does not bypass /s/ Lauren Pite May 30, 2018 internal approval processes of the Subrecipient. If Subrecipient Name: Lauren Pite Date would like to terminate this action, a request should be directed to PTE’s Administrative Contact. Title: Associate Director FDP UniMod Sept.2017